Exhibit No. 99.1

                                                                    NEWS RELEASE

COMPANY CONTACT:
Bill Bush
International Microcomputer Software, Inc.
415.878.4039
E-mail: bbush@imsisoft.com

                     IMSI(R) ANNOUNCES THIRD QUARTER RESULTS

NOVATO, Calif., May 8, 2003 - IMSI(R) (OTC "Bulletin Board": IMSI), a leading developer of visual content, design, and graphics software, today announced financial results for its third fiscal quarter ended March 31, 2003. IMSI reported a net loss of $103,000 on net revenues of $3.9 million. Net revenues increased by $285,000, or 8%, for the three-month period ended March 31, 2003 as compared to the same period from the previous fiscal year. The Company generated $335,000 of EBITDA for the quarter ended March 31, 2003 as compared to $480,000 in the prior comparable period.

Revenue from IMSI's wholly owned subsidiary ArtToday.com, Inc. increased 31% to $1.4 million for the quarter ended March 31, 2003 as compared to $1.1 million for the three months ended March 31, 2002 reflecting the continued strength of its network of domain names and web sites. The growth in ArtToday's revenue was mainly due to the launch of Photos.com. Revenues for the quarter ended March 31, 2003 from IMSI's wholly owned subsidiary, Keynomics, Inc., were $442,000, an increase of 85%, as compared to the same period from the previous fiscal year, reflecting the continued strength of the Keynomics product offering.

Revenues for the nine months ended March 31, 2003 were $10.6 million, an increase of 13% as compared to the same period from the prior fiscal year. The net loss, excluding gains from the extinguishment of debt, for the nine months ended March 31, 2003 was $859,000 as compared to $754,000 from the comparable prior year period.

Deferred revenues recorded on the balance sheet, which will be recognized as revenue over the next twelve months, grew to $1.8 million at March 31, 2003 from $1.3 million at June 30, 2002, reflecting the ongoing strength of the underlying business.

"With the settlement of the Company's three remaining legal disputes, including the removal of the $2.7 million Imageline judgment and related liens, we have completed the restructuring of the Company," stated IMSI CEO, Martin Wade. "We continue to strengthen the balance sheet and make improvements in the underlying business and product offerings of the Company. The Company is in the process of raising additional debt financing to help fund the growth of ArtToday.com and retire long term liabilities".

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--------------------------------------------------------------------------------
Summarized Financial Statistics                    Three Months Ended March 31
-------------------------------                ---------------------------------
                                                 2003    2002         Change
                                                 ----    ----         ------
                                                                     $       %
                                                                   -----   -----
Consolidated Net Revenues                      $3,946   $3,661     $285       8
ArtToday Revenue                                1,413    1,082      331      31
Net Income (Loss)                                (103)      68     (171)   (252)
EBITDA                                            335      480     (145)    (30)
--------------------------------------------------------------------------------

About IMSI

Founded in 1982, IMSI has established a tradition of providing the professional hand home user with innovative technology and easy to use, high quality software products at affordable prices. The company maintains three business divisions for Graphic Design, Visual Design and Business Applications and produces many popular software titles including TurboCAD(R), FloorPlan(R) HiJaak(R), FormTool(R), and FlowCharts&More(R). IMSI also owns the subsidiary, ArtToday.com, Inc., the LARGEST subscription-based graphics resource on the web with over 2,500,000 clipart images, animations, photos, fonts, and sounds.
ArtToday.com also maintains a network of graphics related websites including Photos.com (www.photos.com), ClipArt.com (www.ClipArt.com) and Graphics.com (www.graphics.com).

More information about IMSI can be found at www.imsisoft.com.

IMSI and ArtToday are registered trademarks of International Microcomputer Software, Inc. and ArtToday, Inc, respectively. All other products are the trademarks or registered trademarks of their respective owners.

(C)2003 International Microcomputers Software, Inc. All rights reserved.

Safe Harbor Statement

This  announcement  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-K and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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